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                                   EXHIBIT 4.3

                     SECOND AMENDMENT TO MESA AIRLINES, INC.

                      OUTSIDE DIRECTORS' STOCK OPTION PLAN
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                                                                     EXHIBIT 4.3

                    SECOND AMENDMENT TO MESA AIRLINES, INC.

                      OUTSIDE DIRECTORS' STOCK OPTION PLAN


            This Second Amendment to the Mesa Airlines, Inc. Outside Directors' Stock Option Plan ("the Second Amendment") is adopted effective as of April 9, 1996, for the purpose of amending the Mesa Airlines, Inc. Outside Directors Stock Option Plan dated March 9, 1993, as amended on January 12, 1994 ("the Plan").

RECITALS:

            A. The Board of Directors has adopted and the shareholders have approved an amended Employee Stock Option Plan (the "Employee Plan") as a part of the "Omnibus Plan" described in the Company's Proxy Statement dated February 26, 1996.

            B. The Board of Directors has determined that it is in the best interest of Mesa Air Group, Inc. formerly Mesa Airlines, Inc., (the "Company") and its shareholders to reduce the total Options which may be granted under the provisions of the Mesa Airlines, Inc. Outside Directors' Stock Option Plan, as amended.

AMENDMENT:

            Paragraph 2(a) of the Plan is hereby amended as follows:

                        (a) Description of Stock and Maximum Shares Allocated.
            The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Heretofore, Options to purchase 100,000 shares of Common Stock have been granted under the Plan. Subject to adjustment as provided in Section 6, the Aggregate number of shares of Common Stock covered by the Plan which may hereafter be granted under the Plan shall be reduced to 110,000 shares, which shares shall be reserved for use upon the exercise of the Options. The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares."
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            IN WITNESS WHEREOF this Second Amendment has been executed as of the
9th day of April, 1996.
                                      MESA AIR GROUP, INC.


                                      By:  /s/ J. Clark Stevens
                                         __________________________________
                                      Its: President

ATTEST: /s/ Gary E. Risley
       _________________________________
             Gary E. Risley, Secretary